Filed Pursuant to Rule 433

Registration Nos. 333-229037 & 333-229037-03

Hyundai Auto Receivables Trust 2020-A
Jt-Leads: BofAML(struc), CA, JPM, MIZ and MUFG

Co-Mgrs : CMZ, USB

Size Offered

CLS	($mm)	($mm)	WAL	S/F	EXP	LGL	BENCH	YIELD	PRICE	CPN
A-1	241.67	229.586	0.25	A-1+/F1+	11/20	05/17/21	ILIB+10	1.19763	100.00000
A-2	404.52	384.294	1.09	AAA/AAA	01/22	04/17/23	EDSF+105	1.520	99.99440	1.51
A-3	374.52	355.794	2.42	AAA/AAA	08/23	11/15/24	ISWP+100	1.424	99.97670	1.41
A-4	75.85	72.057	3.55	AAA/AAA	02/24	06/15/26	ISWP+130	1.728	99.99379	1.72
B	21.29	20.225	3.93	AA+/AA	05/24	06/15/26
C	35.49	33.715	4.11	A+/A	06/24	12/15/26

Bill & Deliver : BofA Ticker : HART 2020-A HYUN20

Expected Ratings: S&P/Fitch Format : SEC Registered

Expected Settle : 04/29/20 First Pay Date: 05/15/20

ERISA Eligible : Yes Pricing Speed : 1.3% ABS to 5% Call

Denoms : $1k x $1k

CUSIPS A1: 44891LAA1

A2: 44891LAB9

A3: 44891LAC7

A4: 44891LAD5

B :  44891LAE3

C :  44891LAF0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.